EXHIBIT 99

FOR IMMEDIATE RELEASE

Investor Relations Contact: Tom Ryan/Don Duffy 203.222.9013 Media Contact: Michael Fox 203.222.9013	Sally Smith – President and CEO Mary Twinem – CFO

Buffalo Wild Wings, Inc. Announces Pricing of Public Offering

Minneapolis, Minnesota, November 20, 2003 – Buffalo Wild Wings, Inc. (Nasdaq: BWLD), which owns and operates or franchises 227 Buffalo Wild Wings™ restaurants in 28 states, today announced its public offering of 3,000,000 shares of Common Stock at a price of $17.00 per share. Buffalo Wild Wings, along with certain of its shareholders but excluding management and members of the Board of Directors, have granted to the underwriters an option to purchase up to an additional 450,000 shares of common stock to cover over-allotments, if any. RBC Capital Markets and SG Cowen Securities Corporation served as joint book-running managers of the offering. McDonald Investments Inc. served as co-manager. The shares will be listed on the NASDAQ Stock Market’s National Market under the symbol “BWLD.”

The common stock offering may be made only by means of a prospectus, copies of which may be obtained by contacting RBC Capital Markets at 200 Bay Street, Toronto, ON M5J 2W7600, 416-842-6000 or SG Cowen Securities Corporation at 1221 Avenue of the Americas, New York, NY 10020, 212-278-6000.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 20, 2003. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Company: Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo New York-style chicken wings spun in one of the Company’s 12 signature sauces. The widespread appeal of the Company’s concept establishes its restaurants as an inviting, neighborhood destination with 227 restaurants in 28 states.

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